ATTACHMENT FOR CURRENT FILING OF N-SAR SUB-ITEM 77D

The investment policies of the following portfolios were revised as noted below:

1. Global Bond Fund 2. Total Return Fund 3. Real Return Bond Fund

Global Bond Fund

The Fund may invest up to 20% of its total assets in securities and instruments that are economically tied to emerging market countries.

Total Return Fund

The Fund may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries.

Real Return Bond Fund

Effective June 30, 2008, the Fund is authorized to invest up to 10% of its assets in securities and instruments that are economically tied to emerging market countries.

Small Cap Opportunities Fund

Effective June 30, 2008, Invesco Aim Capital Management, Inc. (“AIM”) was added as a subadviser to the Small Cap Opportunities Fund. Munder Capital Management (“Munder”) will continue as subadviser to the Fund and each subadviser will subadvise approximately one half the assets of the Fund although the actual percentage managed by each subadviser will vary because the assets subadvised by each subadviser are not rebalanced daily.

In connection with the addition as AIM as subadviser to the Fund, the investment policies and principal risks of the Fund will be amended and restated as follows:

AIM

AIM will manage its portion of the Fund’s assets (the “AIM Subadvised Assets”) as follows:

Under normal market conditions, AIM invests at least 80% of the AIM Subadvised Assets (plus any borrowings for investment purposes) in equity securities, including convertible securities, of small-capitalization companies. Small-capitalization companies are those companies with market capitalizations, at the time of investment, no larger than the largest capitalized company included in the Russell 2000 Index during the most recent 11-month period (based on month-end data) plus the most recent data during the current month.

     AIM attempts to provide potentially higher returns than a fund that invests primarily in larger, more established companies. Since small companies are generally not as well known to investors or have less of an investor following than larger companies, they may provide higher returns due to inefficiencies in the marketplace. Under normal conditions, the top 10 holdings may comprise up to 25% of the portion of the total assets of the portion of the AIM Subadvised Assets.

     In selecting investments, AIM utilizes a disciplined portfolio construction process that aligns the Fund with the S&P Small Cap 600 Index that AIM believes represents the small cap core asset class.

The security selection process is based on a three-step process that includes fundamental, valuation and timeliness analysis.

  Fundamental analysis involves building a series of financial models, as well as conducting in- depth interviews with company management. The goal is to find high quality, fundamentally sound companies operating in an attractive industry.
  Valuation analysis focuses on identifying attractively valued securities given their growth potential over a one- to two-year horizon.
  Timeliness analysis is used to help identify the “timeliness” of a purchase. In this step, relative price strength, trading volume characteristics, and trend analysis are reviewed for signs of deterioration. If a stock shows signs of deterioration, it will not be considered as a candidate for the portfolio.
  AIM considers selling a security if a change in industry or company fundamentals indicate a problem, the price target set at purchase is exceeded or a change in technical outlook indicates poor relative strength.

     The AIM Subadvised Assets may include synthetic instruments. Synthetic instruments are investments that have economic characteristics similar to the Fund’s direct investments, and may include warrants, futures, options, exchange traded funds and American Depositary Receipts.

     AIM may invest up to 25% of the AIM Subadvised Assets in foreign securities. The Fund’s investments in foreign securities may include direct investments in non-U.S. dollar denominated securities traded outside of the U.S.

     AIM may invest the AIM Subadvised Assets in ETFs to manage cash and may invest the AIM Subadvised Assets in other investment companies. For purposes of the Fund, ETFs are considered securities with a market capitalization equal to the weighted average market capitalization of the basket of securities comprising the ETF. AIM may invest the AIM Subadvised Assets in equity securities of larger capitalization companies in addition to small-capitalization companies. AIM may invest up to 15% of the AIM Subadvised Assets in real estate investment trusts (“REITS”).

Munder

Munder will manage its portion of the Fund’s assets (the “Munder Subadvised Assets”) as follows:

Under normal market conditions, Munder invests at least 80% of the portion of the Munder Subadvised Assets (plus any borrowings for investment purposes) in equity securities of small-capitalization companies. Small-capitalization companies are those companies with market capitalizations, at the time of investment within the range of the companies in the Russell 2000 Index.

     Munder attempts to provide potentially higher returns than a fund that invests primarily in larger, more established companies. Since small companies are generally not as well known to investors or have less of an investor following than larger companies, they may provide higher returns due to inefficiencies in the marketplace.

     Munder will usually invest the Munder Subadvised Assets in equity securities of domestic and foreign companies that Munder believes can be purchased at a price significantly below their inherent value. A company’s equity securities may be undervalued because the company is temporarily overlooked or out of favor due to general economic conditions, a market decline, industry conditions or developments affecting the particular company.

In addition to valuation, Munder considers these factors, among others, in choosing companies:

· A high level of profitability; · Solid management; · A strong, competitive market position; or · Management interests that are aligned with shareholders interests.

     Munder may, but is not required to, use various hedging and derivatives investment strategies when managing the Munder Subadvised Assets. Munder may when managing the Munder Subadvised Assets write covered call options. Even though the Fund will receive the option premium to help protect it against loss, a call option sold by the Fund will expose the Fund during the term of the option to possible loss of opportunity to sell the underlying security or instrument with a gain.

     Munder may invest the Munder Subadvised Assets in ETFs to manage cash and may invest the Munder Subadvised Assets in other investment companies. For purposes of the Fund, ETFs are considered securities with a market capitalization equal to the weighted average market capitalization of the basket of securities comprising the ETF. Munder may invest the Munder Subadvised Assets in equity securities of larger capitalization companies in addition to small-capitalization companies. Munder may invest up to 15% of the Munder Subadvised Assets in real estate investment trusts (“REITS”).

     Munder’s investments of the Munder Subadvised Assets in foreign securities may include direct investments in non-U.S. dollar denominated securities traded outside of the U.S. and U.S. dollar denominated securities traded in the U.S. as well as indirect investments, such as depositary receipts.

Principal Risks of Investing in the Fund:

The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

➢ Active Management risk
➢ Credit And Counterparty risk
➢ Convertible Securities risk
➢ Currency risk
➢ Equity Securities risk
➢ Exchange Traded Funds risk
➢ Foreign Securities risk
➢ High Portfolio Turnover risk
➢ Hedging, Derivatives and Other Strategic Transactions risk
➢ Issuer risk
➢ Liquidity risk
➢ Medium and Small Company risk
➢ Real Estate Securities risk

The following information supplements the biographical information found under the “Subadviser Information and Management Biographies” section under AIM Capital Management, Inc.:

Fund Small Cap Opportunities Fund	Portfolio Managers Juliet S. Ellis Juan R. Hartsfield Clay Manley

  Juliet S. Ellis. Senior Portfolio Manager (lead manager), who has been responsible for the Fund since 2005 and has been with Invesco Aim and/or its affiliates since 2004; formerly a Managing Director of JPMorgan Fleming Asset Management.

  Juan R. Hartsfield. Portfolio Manager who has been responsible for the Fund since 2005 and has been associated with Invesco Aim and/or its affiliates since 2004; formerly a co-portfolio manager in JPMorgan Fleming Asset Management.

  Clay Manley. Portfolio Manager, who has been responsible for the Fund since 2008 and has been associated with the subadviser and/or its affiliates since 2001.